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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
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            uDate.com, inc. COMPLETES KISS.com ACQUISITION TO BECOME
              LARGEST PUBLICLY TRADED ENTITY IN THE SECTOR WITH 4
           MILLION MEMBERS; REPORTS STRONG FIRST QUARTER SUBSCRIPTIONS

   -- Q1-2001 membership subscription receipts show 12-fold increase over
                     Q1-2000 and 55 percent over Q4-2000 --

NEW YORK, April 3, 2001 -- uDate.com (OTC Bulletin Board: UDAT) announced today that it completed the Kiss.com acquisition for US$19.1 million on March 29, 2001.

"The closing of the Kiss.com acquisition marks a significant milestone for uDate positioning us as one of the top three players in the Internet dating sector along with Ticketmaster's (NASDAQ: TMCS) Match.com and Terra Lycos' (NASDAQ:
TRLY) Matchmaker web properties," noted Mel Morris, Chief Executive Officer, uDate.com, inc. "In addition, with almost four million registered members, I believe uDate.com, inc. is now the largest publicly traded entity dedicated to the sector. We expect to see more consolidation in this sector and will consider further acquisitions that can predictably contribute towards the profitable growth of our business," stated Morris.

uDate also reported significant growth in Q1-2001 subscription receipts and registered members. As of April 2, 2001, the uDate.com web site had 1,500,785 registered members up 41 percent on Q4-2000 (1,062,880). Subscription receipts for the first quarter 2001 were $1,518,761, representing a 55 percent increase over the fourth quarter of 2000 ($982,455) and a 12-fold increase over the same period last year ($118,692).

                           uDate.com web site analysis
                              (Excluding Kiss.com)

Quarter           Marketing         New Reg.  Mktg Cost        New Paying       Subscription
                    Costs           Members /Reg. Member       Subscribers        Receipts
Q1+Q2-2000        $1,529,249         187,863    $8.14             12,731          $407,043
Q3-2000           $2,078,674         522,704    $3.98             25,173          $798,367
Q4-2000             $842,198         261,926    $3.21             17,938          $982,455
Q1-2001         est.$800,000         430,085    $1.86             30,727        $1,518,761

"This is a significant achievement which clearly demonstrates the strong and consistent growth of our business," said Morris. "During last two quarters, we have refined our business model, targeted our advertising and enhanced our services. In particular, at the end of February 2001, changes were made to the uDate.com application to increase the interaction between members and to better manage inactive member profiles. Almost immediately, the conversion ratio of new registered members to paying subscribers increased substantially. Significantly, and as a direct result of these changes almost 50 percent of the first quarter's subscription receipts ($776,244) were generated in the last 36 days of the current quarter.
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"We are pleased that our investors and shareholders have had the opportunity to witness our first quarter results in isolation of the Kiss acquisition," continued Morris. "With uDate and Kiss combined, we believe our second quarter should yield subscription receipts in excess of $4M. In March 2001, the combined web sites attracted more than 305,000 new registered members and achieved subscription receipts in excess of $1.38M for the month."

ABOUT uDATE.COM, INC.

uDate.com, inc. operates high-quality web sites that serve the online singles community. The company stresses service, efficiency and personal security through its two leading brands uDate.com (http://www.udate.com) and Kiss.com (http://www.kiss.com).

uDate.com was launched commercially in January, 1999 to provide a comprehensive Internet Dating service featuring extensive customer profiles, sophisticated matchmaking technology and fully integrated instant messaging capabilities. uDate.com operates at the top end of its market sector with 1.5 million registered members and provides features that surpass the most professional off-line dating services.

Kiss.com was launched in 1995 and is a market leader in the provision of online picture personals with more than 2.3 million profiles.

Both uDate.com and Kiss.com web sites offer free registered membership. A registered member of either web site may post their profile and photographs and utilize the search or matchmaking features offered by the site. To enable communication with other members however, registered members must purchase a subscription. Subscription plans are available allowing communication for periods of 5 days to 12 months.

Subscription receipts as stated in this release relate to paid memberships purchased during the period stated. Revenues reported in SEC filings are prepared subject to US GAAP and are based on subscription receipts for the period, adjusted for deferred revenues to take account of membership pre-payments.

Certain statements in this press release that do not contain historical facts or information are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include those (a) that contain the words "may", "will", "should", "estimates", "predicts", "potential", "continue", "strategy", "believes", "anticipates", "plans", "expects", "intends", and similar expressions, (b) that describe any of the Company's or management's plans, objectives or goals for future operations and products, or (c) that concern the characteristics and growth of the Company's markets or customers or products or the expected liquidity and capital resources of the Company. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, levels of activity, performance or achievements of the Company to be materially different from any future levels of results, activity, performance or achievements expressed or implied by such forward-looking statements. Such risks include, among others, those set forth in the Company's Annual

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Report on Form 10-KSB under the heading, "Risk Factors" contained within Item 6.
Management's Discussion and Analysis or Plan of Operations. Such Risk Factors include the following: risks related to the Company's financial condition and business model, risks related to the Company's markets and strategy, risks related to the internet and the Company's technology infrastructure, risks related to government regulation, and risks related to volatility in the price for the Company's securities and the effect of future sales of the Company's common stock. For a detailed discussion of these risk factors and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-KSB for the most recently ended year.

CONTACTS:
PUBLIC RELATIONS                    INVESTOR RELATIONS        uDATE.COM
Stanton Crenshaw                    PrimeVest, Inc.           uDate.com, inc.
Tel: 212-780-1900                   Tel: 866-774-6468         Tel: 877-815-2955
Sammie Becker,                      Tim Garlin,               Mel Morris, CEO
sbecker@stanton-crenshaw.com        tim@primevest.net         mel@udate.com
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